EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the incorporation by reference in the Registration Statement Numbers 33-99554, 333-49606, 333-66851, 333-72684, 333-72650, 333-126820, 333-131527 and 333-147262 on Form S-8 and Number 333-154801 on Form S-3 of The Estée Lauder Companies Inc. of our reports dated August 19, 2009 relating to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2009 and 2008 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2009 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2009, which reports appear in the June 30, 2009 Form 10-K of The Estée Lauder Companies Inc..

Our report refers to a change in The Estée Lauder Companies Inc. and subsidiaries’ method for quantifying errors based on SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements,” and the adoption as of June 30, 2007 of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R).”  In addition, our report refers to the adoption, effective July 1, 2007, of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

/s/ KPMG LLP

New York, New York
August 19, 2009